SUMMARY OVERVIEW DOCUMENT
Exhibit 99.2
SMSC Stock Appreciation Right Exchange
Proposed Program Overview
June 2, 2010

Overview

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On April 28, 2010 the Compensation Committee (the “Committee”) and Board of Directors (the “Board”) of Standard Microsystems Corporation (the “Company”) approved a program, subject to stockholder approval at the Company’s Annual Stockholders Meeting on July 28, 2010 pursuant to Proposal 3 of the Company’s Proxy Statement, for virtually all employees of the Company other than executive officers and members of our Board (“Directors”) to exchange voluntarily their stock appreciation rights (“SARs”), which may only be settled in cash, for restricted stock units (”RSUs”) that are settled only in common stock of the Company (the “SAR Exchange”).   The Committee and the Board also approved, subject to stockholder approval, a separate program for executive officers and Directors of the Company to participate in the SAR Exchange, which is separately being proposed for stockholder approval pursuant to Proposal 4 of the Company’s Proxy Statement.

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The primary motivation for approving the SAR Exchange is to reduce the number of outstanding SARs and thereby reduce unpredictable and potentially large accounting charges, both positive and negative, to the Company’s earnings under United States Generally Accepted Accounting Principles (“GAAP”).

•	The terms of the program are subject to change and will be finalized prior to launch.

Eligibility

•	The SAR Exchange will be entirely voluntary.

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If implemented the SAR Exchange would permit almost all of our employees, including employees of our majority-owned subsidiaries in the United States, Japan, Germany, the United Kingdom and Taiwan to participate.  It is possible that we will make modifications to the terms offered to employees in countries outside the United States to comply with local requirements, or for tax or accounting reasons.

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Employees who elect to participate in the SAR Exchange may surrender outstanding SARs for RSUs on a grant-by-grant basis.  Employees may exchange, all, none, or some of their SAR grants, but employees will not have the option to exchange only certain SARs within a particular grant.

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The SAR Exchange will include SARs that are significantly “underwater” (i.e., those SARs with an exercise price that is significantly greater than our current trading price), as well as SARs that are significantly “in the money” (i.e., those SARs with an exercise price that is significantly lower than our current trading price) for cancellation in exchange for a lesser number of RSUs.

Program Offering and Exchange

•	Eligible employees will be given at least 20 business days in which to accept the offer of the new RSUs in exchange for the surrender of all or a portion of their eligible SARs.

•	Employees will be required to exchange all SARs in a particular grant they received if they desire to exchange any SARs within that grant.

Exchange Ratios

•	The exchange ratios will be determined so that the new RSUs on an aggregate basis will have a fair value equal to approximately 100% of the fair value of the surrendered SARs.

Vesting

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If you exchange SARs for RSUs, none of the new RSUs will be vested on the date of grant, even if the surrendered SAR was fully vested.  RSUs received in exchange for fully vested SARs will vest in full six months from the date of exchange.  RSUs received in exchange for unvested SARs will vest on the date that is six months after the original vesting date for the exchanged unvested SAR.

Tax Consequences

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SMSC’s 2010 Preliminary Proxy Statement contains a brief summary of the anticipated material U.S. federal income tax consequences of participant in the SAR Exchange and of holding RSUs.  A more detailed summary of the applicable tax considerations to participants, including those participating in non-U.S. jurisdictions, will be provided in the tender offer documents ultimately filed with the Securities and Exchange Commission (“SEC”).

Next Steps

•	If we are successful in receiving stockholder approval, there will be further communication with you so you can evaluate this opportunity.

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Specific terms of the SAR Exchange will be set out in detail in an “Offer to Exchange” document to be provided to all eligible employees when the program is launched. Until then, you can reference the full stockholder proposal for the SAR Exchange in SMSC’s 2010 Preliminary Proxy Statement and/or Definitive Proxy Statement, once filed.

Legal Notices

The SAR Exchange has not yet commenced and will not commence unless the requisite stockholder approval is obtained at SMSC’s 2010 Annual Meeting of Stockholders to be held on July 28, 2010. Even if stockholder approval is obtained, SMSC may still decide later not to implement the SAR Exchange. In connection with the proposals to be voted on by SMSC’s stockholders to approve the SAR Exchange, SMSC has filed a preliminary proxy statement with the SEC and intends to file other relevant materials with the SEC, including a definitive proxy statement.

Upon commencement of the SAR Exchange, SMSC will provide employees and directors who are eligible to participate with written materials explaining the precise terms and timing of the SAR Exchange. SMSC will also file these written materials with the SEC as part of a tender offer statement on Schedule TO. EMPLOYEES AND DIRECTORS WHO ARE ELIGIBLE TO PARTICIPATE IN THE SAR EXCHANGE ARE URGED TO READ THESE WRITTEN MATERIALS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE SAR EXCHANGE. SMSC’s stockholders and SAR holders will be able to obtain the written materials described above and other documents filed by SMSC with the SEC free of charge from the SEC’s website at www.sec.gov. In addition, SMSC’s stockholders and SAR holders may obtain free copies of documents filed by SMSC with the SEC at http://www.smsc.com/index.php?tid=105 and by choosing “Proxy Filings” in the drop down menu , or by directing a request to Standard Microsystems Corp., 80 Arkay Drive, Hauppauge, New York 11788, attention: Investor Relations, telephone: (631) 435-6626.